UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.     )

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Metabasis Therapeutics, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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METABASIS THERAPEUTICS, INC.

11119 North Torrey Pines Road

La Jolla, CA 92037

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JUNE 23, 2009

Dear Stockholder:

You are cordially invited to attend the 2009 Annual Meeting of Stockholders of Metabasis Therapeutics, Inc., a Delaware corporation. The meeting will be held on June 23, 2009 at 9:00 a.m. local time at the corporate headquarters of Metabasis located at 11119 North Torrey Pines Road, La Jolla, CA 92037 for the following purposes:

1.	To elect the four nominees for Class II director named in the proxy statement to hold office until our 2012 Annual Meeting of Stockholders.

2.	To ratify the selection by the Audit Committee of our Board of Directors of Ernst & Young LLP as our independent auditors for the fiscal year ending December 31, 2009.

3.	To conduct any other business properly brought before the meeting.

These items of business are more fully described in the Proxy Statement accompanying this Notice.

The record date for the Annual Meeting is April 27, 2009. Only stockholders of record at the close of business on that date may vote at the meeting or any adjournment or postponement thereof.

Important Notice Regarding the Availability of Proxy Materials for the 2009 Annual Meeting of Stockholders to Be Held on June 23, 2009 at 11119 North Torrey Pines Road, La Jolla, CA 92037.

The proxy statement and annual report to stockholders are available at http://www.mbasis.com. The Board of Directors recommends that you vote FOR the proposals identified above.

By Order of the Board of Directors

David F. Hale
Chairman of the Board

La Jolla, California

June 10, 2009

You are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting, please complete, date, sign and return the enclosed proxy or vote over the telephone or the Internet as instructed in these materials, as promptly as possible in order to ensure your representation at the meeting. A return envelope (which is postage prepaid if mailed in the United States) is enclosed for your convenience. Even if you have voted by proxy, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must request and obtain a proxy issued in your name from that record holder.

METABASIS THERAPEUTICS, INC.

11119 North Torrey Pines Road

La Jolla, CA 92037

PROXY STATEMENT

FOR THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JUNE 23, 2009

QUESTIONS AND ANSWERS ABOUT THIS PROXY MATERIAL AND VOTING

Why am I receiving these proxy materials?

We sent you this proxy statement and the enclosed proxy card because the Board of Directors of Metabasis Therapeutics, Inc. is soliciting your proxy to vote at its 2009 Annual Meeting of Stockholders. You are invited to attend the annual meeting to vote on the proposals described in this proxy statement. However, you do not need to attend the meeting to vote your shares. Instead, you may simply complete, sign and return the enclosed proxy card, or follow the instructions below to submit your proxy by telephone or on the Internet.

We intend to mail this proxy statement and the accompanying proxy card on or about June 10, 2009 to all stockholders of record entitled to vote at the annual meeting.

Who can vote at the annual meeting?

Only stockholders of record at the close of business on April 27, 2009, the record date for the annual meeting, will be entitled to vote at the annual meeting. At the close of business on the record date, there were 35,152,359 shares of common stock outstanding and entitled to vote.

Stockholder of Record: Shares Registered in Your Name

If at the close of business on the record date, your shares were registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, then you are a stockholder of record. As a stockholder of record, you may vote in person at the meeting or vote by proxy. Whether or not you plan to attend the meeting, we urge you to fill out and return the enclosed proxy card, or vote by proxy over the telephone or on the Internet as instructed below, to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker, Bank or Other Agent

If at the close of business on the record date, your shares were held, not in your name, but rather in an account at a brokerage firm, bank or other agent, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the annual meeting.

As a beneficial owner, you have the right to direct your broker, bank or other agent on how to vote the shares in your account. You are also invited to attend the annual meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the meeting unless you request and obtain a valid proxy issued in your name from your broker, bank or other agent.

What am I voting on?

There are two matters scheduled for a vote at the annual meeting:

•	Election of the four nominees for Class II director named herein to hold office until our 2012 Annual Meeting of Stockholders, and

•	Ratification of the selection by the Audit Committee of our Board of Directors of Ernst & Young LLP as our independent auditors for the fiscal year ending December 31, 2009.

How do I vote?

For the election of directors, you may either vote “For” both nominees or you may “Withhold” your vote for any nominee you specify. For any other matter to be voted on, you may vote “For” or “Against” or abstain from voting. The procedures for voting are as follows:

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record, you may vote in person at the annual meeting. Alternatively, you may vote by proxy by using the enclosed proxy card, vote by proxy over the telephone, or vote by proxy on the Internet. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the meeting and vote in person if you have already voted by proxy.

•	To vote in person, come to the annual meeting and we will give you a ballot when you arrive.

•

To vote using the proxy card, simply complete, sign and date the enclosed proxy card and return it promptly in the envelope provided. If you return your signed proxy card to us before the annual meeting, we will vote your shares as you direct.

•

To vote over the telephone, dial toll-free 1-800-PROXIES using a touch-tone phone and follow the recorded instructions. You will be asked to provide the company number and control number from the enclosed proxy card. Your vote must be received by 11:59 p.m., Eastern Time on June 22, 2009, to be counted.

•

To vote on the Internet, go to http://www.voteproxy.com to complete an electronic proxy card. You will be asked to provide the company number and control number from the enclosed proxy card. Your vote must be received by 11:59 p.m., Eastern Time on June 22, 2009, to be counted.

Beneficial Owner: Shares Registered in the Name of Broker, Bank or Other Agent

If you are a beneficial owner of shares registered in the name of your broker, bank or other agent, you should have received a proxy card and voting instructions with these proxy materials from that organization rather than from us. Simply complete and mail the proxy card to ensure that your vote is counted. Alternatively, you may vote by telephone or over the Internet as instructed by your broker or bank or other agent. To vote in person at the annual meeting, you must obtain a valid proxy from your broker, bank or other agent. Follow the instructions from your broker, bank or other agent included with these proxy materials, or contact your broker, bank or other agent to request a proxy form.

We provide Internet proxy voting to allow you to vote your shares on-line, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your telephone or Internet access, such as usage charges from Internet access providers and telephone companies.

How many votes do I have?

On each matter to be voted upon, you have one vote for each share of common stock you own as of the close of business on April 27, 2009, the record date for the annual meeting.

What if I return a proxy card but do not make specific choices?

If you return a signed and dated proxy card without marking any voting selections, your shares will be voted “For” the election of all nominees for director and “For” the ratification of the selection of Ernst & Young LLP as our independent auditors. If any other matter is properly presented at the meeting, one of the individuals named on your proxy card as your proxy will vote your shares using his or her best judgment.

Who is paying for this proxy solicitation?

We will pay for the entire cost of soliciting proxies. In addition to these mailed proxy materials, our directors and employees may also solicit proxies in person, by telephone, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

What does it mean if I receive more than one proxy card?

If you receive more than one proxy card, your shares are registered in more than one name or are registered in different accounts. Please complete, sign and return each proxy card to ensure that all of your shares are voted.

Can I change my vote after submitting my proxy?

Yes. You can revoke your proxy at any time before the final vote at the meeting. If you are the record holder of your shares, you may revoke your proxy in any one of three ways:

•	you may submit another properly completed proxy with a later date (including over the telephone or on the Internet),

•	you may send a written notice that you are revoking your proxy to our Corporate Secretary at 11119 North Torrey Pines Road, La Jolla, CA 92037, or

•	you may attend the annual meeting and vote in person (however, simply attending the meeting will not, by itself, revoke your proxy).

Your most current proxy card or telephone or Internet proxy is the one that is counted. If your shares are held by your broker, bank or other agent, you should follow the instructions provided by them.

When are stockholder proposals due for next year’s annual meeting?

To be considered for inclusion in next year’s proxy materials, a stockholder proposal must be submitted in writing by February 10, 2010, to our Corporate Secretary at 11119 North Torrey Pines Road, La Jolla, CA 92037. If you wish to submit a proposal that is not to be included in next year’s proxy materials, your proposal generally must be submitted in writing to the same address no later than March 25, 2010 but no earlier than February 23, 2010. Please review our bylaws, which contain additional requirements regarding advance notice of stockholder proposals.

How are votes counted?

Votes will be counted by the inspector of election appointed for the meeting, who will separately count “For” and “Withhold” and, with respect to any proposals other than the election of directors, “Against” votes, abstentions and broker non-votes. A “broker non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that proposal and has not received instructions with respect to that proposal from the beneficial owner, despite voting on at least one other proposal for which it does have discretionary authority or for which it has received instructions. Abstentions will be counted towards the vote total for each proposal, and will have the same effect as “Against” votes. For the ratification of the selection of Ernst & Young as our independent auditors, broker non-votes will have no effect and will not be counted towards the vote total.

If your shares are held by your broker, bank or other agent as your nominee (that is, in “street name”), you will need to obtain a proxy form from the institution that holds your shares and follow the instructions included on that form regarding how to instruct your broker, bank or other agent to vote your shares. If you do not give instructions to your broker, bank or other agent, they can vote your shares with respect to “discretionary” items, but not with respect to “non-discretionary” items. Discretionary items are proposals considered routine under the rules of the New York Stock Exchange on which your broker, bank or other agent may vote shares held in street name in the absence of your voting instructions. On non-discretionary items for which you do not give instructions to your broker, bank or other agent, the shares will be treated as broker non-votes.

How many votes are needed to approve each proposal?

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For the election of directors, the four nominees receiving the most “For” votes (among votes properly cast in person or by proxy) will be elected. Only votes “For” or “Withheld” will affect the outcome.

•

To be approved, the ratification of the selection of Ernst & Young LLP as our independent auditors must receive “For” votes from the majority of shares present and entitled to vote either in person or by proxy. If you “Abstain” from voting, it will have the same effect as an “Against” vote. Broker non-votes will have no effect.

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if at least a majority of the outstanding shares as of the close of business on the record date are represented by stockholders present at the meeting or by proxy. At the close of business on the record date, there were 35,152,359 shares outstanding and entitled to vote. Therefore, in order for a quorum to exist, 17,576,179 shares must be represented by stockholders present at the meeting or by proxy.

Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other agent) or if you vote in person at the meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, a majority of the votes present at the meeting may adjourn the meeting to another date.

How can I find out the results of the voting at the annual meeting?

Preliminary voting results will be announced at the annual meeting. Final voting results will be published in our quarterly report on Form 10-Q for the second quarter of 2009.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE MEETING OF SHAREHOLDERS TO BE HELD ON JUNE 23, 2009.

What proxy materials are available on the Internet?

This proxy statement and our annual report to stockholders are available online at www.mbasis.com.

PROPOSAL 1

ELECTION OF DIRECTORS

Our Board of Directors currently consists of nine members and is divided into three classes, each of which has a three-year term. Class I consists of two directors, Class II consists of four directors and Class III consists of three directors. The Class II directors are to be elected at the annual meeting to serve until our 2012 Annual Meeting of Stockholders and until their successors are duly elected and qualified, or until their death, resignation or removal. The terms of the directors in Classes III and I expire at our 2010 and 2011 Annual Meetings of Stockholders, respectively. Vacancies on the Board may be filled only by persons elected by a majority of the remaining directors. A director elected by the Board to fill a vacancy in a class shall serve for the remainder of the full term of that class, and until the director’s successor is elected and qualified. This includes vacancies created by an increase in the number of directors.

The four nominees for Class II directors are Mark D. Erion, Ph.D., Arnold L. Oronsky, Ph.D., William R. Rohn and Elizabeth Stoner, M.D. Drs. Erion and Oronsky and Mr. Rohn were previously elected by our stockholders. Dr. Stoner was appointed as a director by the Board in April 2008, and was recommended to the Nominating and Corporate Governance Committee for appointment by Dr. Evnin.

Directors are elected by a plurality of the votes present at the meeting or by proxy and entitled to vote at the meeting. The four nominees receiving the most “For” votes (among votes properly cast in person or by proxy) will be elected. If no contrary indication is made, shares represented by executed proxies will be voted “For” the election of the four nominees named above or, if any nominee becomes unavailable for election as a result of an unexpected occurrence, “For” the election of a substitute nominee designated by our Board of Directors. Each nominee has consented to be named in this proxy statement and to serve as a director if elected, and we have no reason to believe that any nominee will be unable to serve.

We encourage all of our directors and nominees for director to attend our annual meeting of stockholders. Mr. Hale and Drs. Erion, Laikind and Oronsky attended our 2008 Annual Meeting of Stockholders.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF EACH NOMINEE NAMED ABOVE.

The following is biographical information as of February 15, 2009 for each nominee for Class II director and each person whose term of office as a Class I or III director will continue after the annual meeting.

Name	Age	Position
Daniel D. Burgess, M.B.A.	47	Director
Mark D. Erion, Ph.D.	51	President, Chief Executive Officer, Chief Scientific Officer and Director
Luke B. Evnin, Ph.D.	45	Director
David F. Hale	60	Chairman of the Board
Paul K. Laikind, Ph.D.	53	Director
Arnold L. Oronsky, Ph.D.	69	Director
William R. Rohn	65	Director
George F. Schreiner, M.D., Ph.D.	59	Director
Elizabeth Stoner, M.D.	58	Director

Nominees for Election for a Three-Year Term Expiring at the 2012 Annual Meeting

Mark D. Erion, Ph.D. is one of our founders and has served as our President, Chief Executive Officer and Chief Scientific Officer since December 2008, as Executive Vice President of Research and Development since April 1997 and on our Board of Directors since June 1999. In November 2005, Dr. Erion was appointed Chief

Scientific Officer of Metabasis. Prior to joining Metabasis, Dr. Erion was with Gensia, where he served as Director of Chemistry and Biochemistry from 1991 and assumed responsibility for research in 1996. Prior to joining Gensia, Dr. Erion was a Group Leader at Ciba-Geigy Pharmaceutical Company, where he directed a team in the area of protein engineering. Dr. Erion’s research has resulted in over 112 publications and 36 U.S. patents. His discovery efforts over the past 12 years have produced seven clinical candidates, several research collaborations and more recently our HepDirect technology. Dr. Erion received a B.S. in mathematics and chemistry from the University of Oregon, a Ph.D. in Chemistry from Cornell University and was a National Institutes of Health postdoctoral fellow in enzymology at the Massachusetts Institute of Technology.

Arnold L. Oronsky, Ph.D. has served on our Board of Directors since September 2000. Dr. Oronsky is a General Partner at InterWest Partners, a venture capital firm focusing on investments in life sciences and information technology. Dr. Oronsky joined InterWest Partners in a full-time capacity in 1994 after serving as a special limited partner since 1989. He also serves as a senior lecturer in the Department of Medicine at Johns Hopkins Medical School. From 1980 to 1993, Dr. Oronsky was Vice President for Discovery Research at the Lederle Laboratories division of American Cynamid Company, a pharmaceutical company. From 1973 to 1976, Dr. Oronsky was Head of Inflammation, Allergy and Immunology Research at Ciba-Geigy. From 1970 to 1972, he was an assistant professor at Harvard Medical School, where he also served as a research fellow from 1968 to 1970. Dr. Oronsky serves on the board of directors of the publicly-held biotechnology companies Anesiva Inc. and Dynavax Technologies Corporation. He holds a Ph.D. from Columbia University, College of Physicians and Surgeons and a B.S. degree from University College, New York University.

William R. Rohn has served on our Board of Directors since December 2004. From April 2005 until March 2006, Mr. Rohn served as interim Chief Executive Officer and from April 2005 until July 2008 Vice Chairman of the Board of Raven Biotechnologies, a private biotechnology company. In January 2005, Mr. Rohn retired from Biogen Idec Inc., where he had served as Chief Operating Officer since the merger of IDEC Pharmaceuticals Inc. and Biogen, Inc. in November 2003. Mr. Rohn joined IDEC in August 1993 as Senior Vice President, Commercial and Corporate Development, was appointed Senior Vice President, Commercial Operations in April 1996 and was promoted to Chief Operating Officer in May 1998 and President in January 2002. Prior to joining IDEC, Mr. Rohn was employed by Adria Laboratories from 1984 until 1993, most recently as Senior Vice President of Sales and Marketing. Prior to Adria, Mr. Rohn held marketing and sales management positions at Abbott Laboratories, Warren-Teed Pharmaceuticals, Miles Laboratories and Mead Johnson Laboratories. Mr. Rohn serves on the Board of Directors of Cerus Corporation, a publicly-held biotechnology company, and Elan Corporation plc, a publicly-held pharmaceutical company. Mr. Rohn received a B.A. in Marketing from Michigan State University.

Elizabeth Stoner, M.D. has served on our Board of Directors since April 2008. Dr. Stoner is a managing member of MPM Capital, a venture capital firm focusing on global healthcare investments. From 1985 to 2007, Dr. Stoner held various key executive roles while at Merck Research Laboratories, most recently as Senior Vice President for Global Clinical Development Operations. In that role, she was responsible for Merck’s clinical development activity in over 40 countries, as well as the clinical development activities for Merck’s Japanese partner Banyu and the Merck/Schering-Plough Joint Venture for Zetia/Vytorin. Dr. Stoner’s other roles at Merck included Senior Vice President of Clinical Sciences and Product Development, Chair of the Cholesterol Development Committee and Vice President of Clinical Research for the Endocrine/Metabolism clinical research programs. In addition to her work in clinical research and development at Merck, Dr. Stoner maintained a medical practice from 1985 to 2006 as an Assistant Attending Physician of Pediatrics at New York Hospital. Prior to 1985, she was an Assistant Professor of Pediatrics at Cornell University Medical College. Dr. Stoner serves on the board of directors of publicly-held Momenta Pharmaceuticals, a biotechnology company specializing in the characterization and engineering of complex drugs. She is the recipient of numerous distinguished honors. Dr. Stoner has also authored over 50 publications as well as 13 U.S. patents. Dr. Stoner received a B.S. in Chemistry from Ottawa University, KS, an M.S. in Chemistry from the State University of New York at Stony Brook, and an M.D. from Albert Einstein College of Medicine.

Directors Continuing in Office Until the 2010 Annual Meeting

David F. Hale has served as Chairman of our Board of Directors since September 2006 and as a director since April 1997. Mr. Hale is currently Executive Chairman of Somaxon Pharmaceuticals since December 2007 and Chairman and Chief Executive Officer of Hale BioPharma Ventures since December 2006. Mr. Hale served as President and Chief Executive Officer and a director of CancerVax Corporation from October 2000 to May 2006 when CancerVax merged with Micromet AG to form Micromet, Inc., of which he is currently Chairman. Prior to joining CancerVax, he was President and Chief Executive Officer of Women First HealthCare, Inc. from January 1998 to May 2000. Mr. Hale served as President, Chief Executive Officer and Chairman of Gensia from May 1987 to November 1997. Prior to joining Gensia, Mr. Hale was President and Chief Executive Officer of Hybritech Inc. Mr. Hale serves as Chairman of the board of directors of the publicly-held specialty pharma company Santarus, Inc. He also serves as Chairman of the privately-held specialty pharma companies, SkinMedica, Inc. and Neurelis, Inc., and as a director of the privately-held specialty pharma company Conatus Pharmaceuticals, Inc. Mr. Hale also serves on the boards of the Biotechnology Industry Organization (BIO), BIOCOM/San Diego, CONNECT, the Biotechnology Institute, Rady’s Children’s Hospital and The Burnham Institute. Mr. Hale received a B.A. in biology and chemistry from Jacksonville State University.

Paul K. Laikind, Ph.D. is one of our founders and has served on our Board of Directors since April 1997, was appointed Chairman of the Board and Chief Executive Officer in April 1998, and President and Secretary in June 1999. Dr. Laikind served as Chairman of the Board through September 2006 and as Chief Executive Officer, President and Secretary through December 2008. From 1986 to 1999, Dr. Laikind founded and was Vice President of Business Development and a director at Gensia, where he was responsible for establishing major research and development corporate partnerships with leading U.S. and European companies including Marion Merrell Dow, Sandoz, Boehringer Mannheim, Pfizer and Sankyo. While at Gensia, Dr. Laikind founded Viagene, Inc., a biotechnology company acquired by Chiron, Inc. in 1995. Dr. Laikind serves on the board of BIOCOM/San Diego, BIO Emerging Company Governing Board, and the San Diego American Liver Foundation. Dr. Laikind holds a Ph.D. in chemistry from the University of California at San Diego, or UCSD, and has served as a research faculty member at the UCSD School of Medicine.

George F. Schreiner, M.D., Ph.D. has served on our Board of Directors since June 2007. Dr. Schreiner was Chief Executive Officer and a director of Raven Biotechnologies, Inc., a privately-held biotechnology company, from May 2006 to July 2008. Prior to joining Raven Biotechnologies, he was President of Research and Development and Chief Scientific Officer at Scios Inc., a biopharmaceutical company and member of the Johnson & Johnson Family of Companies, from April 2003 to May 2006, and held the positions of Chief Scientific Officer, Chief Medical Officer and Senior Vice President of Research and Development of Scios from January 1997 to April 2003. Prior to joining Scios, Dr. Schreiner was Vice President, Medical Science and Preclinical Research at CV Therapeutics, Inc., a publicly-held biopharmaceutical company, from 1993 to January 1997. Dr. Schreiner received his M.D. from Harvard Medical School and his Ph.D. in Immunology from Harvard University. He trained in Internal Medicine and Nephrology at the Brigham and Women’s Hospital in Boston. He held joint appointments on the faculties of the Department of Medicine and Pathology at Harvard Medical School and the Washington University School of Medicine, where he received tenure.

Directors Continuing in Office Until the 2011 Annual Meeting

Daniel D. Burgess, M.B.A. has served on our Board of Directors since March 2004. Mr. Burgess is currently President and Chief Executive Officer and a director of Mpex Pharmaceuticals, Inc., a privately held pharmaceutical company. Prior to joining Mpex, Mr. Burgess was Chief Operating Officer and Chief Financial Officer of Hollis-Eden Pharmaceuticals, Inc., where he was employed since August 1999. Mr. Burgess joined Hollis-Eden from Nanogen, Inc., where he was employed from 1999 to 2007. Mr. Burgess also served as Chief Financial Officer of Nanogen, Inc. from 1998 to 1999 and previously spent ten years with Gensia, Inc., including with Gensia Automedics, Inc., a partially owned subsidiary of Gensia. Mr. Burgess served as President and a director of Gensia Automedics, where he was responsible for all functional areas of this medical products company. In addition, he was Vice President and Chief Financial Officer of Gensia, where he was responsible for finance, investor relations, business development and other administrative functions. Prior to joining Gensia, Mr. Burgess held positions at Castle & Cooke, Inc. and Smith Barney, Harris Upham and Company. He received a degree in economics from Stanford University and an M.B.A. from Harvard Business School.

Luke B. Evnin, Ph.D. has served on our Board of Directors since September 2000. Dr. Evnin is a Managing Director at MPM Capital. Before joining MPM Capital in 1998, Dr. Evnin was affiliated with Accel Partners for seven years, including four years as a General Partner. He was involved in biopharmaceutical, pharmaceutical, medical device and healthcare service companies for Accel Partners’ funds III, IV, and V. He was responsible for overall investment strategy, deal origination, analyses, investment and gain realization. Dr. Evnin serves on the board of directors of the publicly-held medical device company EnteroMedics, Inc. as well as several privately-held healthcare companies, including Oxagen, Inc., Peptimmune, Inc. and Pacira, Inc. Dr. Evnin holds a Ph.D. in Biochemistry from the University of California at San Francisco, and an A.B. in Molecular Biology from Princeton University.

Executive Officers

The following is biographical information as of February 15, 2009 for our executive officers other than Dr Erion, who is discussed above.

Name	Age	Position
Tran B. Nguyen, M.B.A.	35	Vice President, Chief Financial Officer, Secretary and Treasurer
Edgardo Baracchini, Ph.D., M.B.A.	49	Senior Vice President of Business Development
Barry Gumbiner, M.D.	53	Vice President of Clinical Development and Chief Medical Officer
Trisha M. Millican, C.P.A.	36	Corporate Controller and Principal Accounting Officer

Tran B. Nguyen, M.B.A., has served as our Vice President of Finance and Chief Financial Officer since March 2009. Mr. Nguyen has more than 10 years of global analytical finance experience through working on a variety of transactions, including mergers and acquisitions, initial public offerings and add-on equity, convertible and debt offerings. Prior to joining Metabasis, from May 2007 to January 2009, he was a part of the Healthcare Investment Banking group of Citigroup Global Markets Inc. as a Vice President, where he specialized in working with large-to-small capitalization biotechnology and specialty pharmaceutical companies. Prior to joining Citigroup Global Markets, Mr. Nguyen served as Vice President of the Healthcare Investment Banking group of Lehman Brothers Inc., from January 2006 to April 2007 and as an Associate from July 2004 to December 2005. Prior to joining Lehman Brothers, Mr. Nguyen held various analytical financial positions at private equity and investment banking companies including CP Group, Waterton Management LLC, Merrill Lynch & Co. and Merrill Lynch International. Mr. Nguyen holds an M.B.A. from The Anderson School of Management at UCLA, and a B.A. degree in economics and psychology from Claremont McKenna College.

Edgardo Baracchini, Ph.D., M.B.A. has served as our Vice President of Business Development since May 2002 and was promoted to our Senior Vice President of Business Development in April 2005. Dr. Baracchini has over 15 years of experience in structuring and negotiating research and development partnerships, mergers and acquisitions, and in-licensing arrangements. To date, Dr. Baracchini has negotiated more than 50 business transactions with multinational and Asian pharmaceutical firms, biotechnology companies and leading universities. Prior to joining Metabasis, since 1999 Dr. Baracchini was an officer and Vice President of Business Development at Elitra Pharmaceuticals. From 1996 to 1999, Dr. Baracchini served as the Director of Business Development at Agouron Pharmaceuticals, and as Assistant Director of Business Development at Isis Pharmaceuticals from 1992 to 1996. Dr. Baracchini holds a Ph.D. in molecular and cell biology from the University of Texas at Dallas, an M.B.A. from the University of California, Irvine and a B.S. degree in microbiology from the University of Notre Dame.

Barry Gumbiner, M.D. has served as our Vice President of Clinical Development and Chief Medical Officer since November 2008 and as our Executive Director of Clinical Development since September 2006. Prior to joining Metabasis, Dr. Gumbiner served as an Associate Director and Director, Clinical Research, Metabolism at Merck & Co., Inc. from July 2000 to September 2006. Dr. Gumbiner received a B.A. degree from the University of California, Los Angeles, a medical degree from the University of Southern California School of Medicine, followed by residency in internal medicine at the Los Angeles County-University of Southern California Medical Center. He completed his fellowship in endocrinology at the University of California, San Diego School of Medicine after which he joined the faculty of the University of Rochester, School of Medicine and Dentistry as an Assistant Professor of Medicine. Subsequently, he joined the faculty at Indiana University School of Medicine as an Associate Professor of Medicine.

Trisha Millican has served as our Corporate Controller since August 2006 and our Principal Accounting Officer since May 2008. Prior to joining us, from 2003 to 2006, Ms. Millican served as the controller of Discovery Partners International, Inc. (now Infinity Pharmaceuticals, Inc.), a publicly held biotechnology company. From 2000 to 2003, she held various financial management positions with Nanogen, Inc., a publicly held biotechnology company. Ms. Millican was also an auditor with Deloitte & Touche LLP. Ms. Millican holds a B.S. in Accountancy from the University of San Diego and is a certified public accountant in the state of California.

Independence of the Board of Directors and its Committees

As required under the Nasdaq Stock Market listing standards, a majority of the members of a listed company’s board of directors must qualify as “independent,” as affirmatively determined by the board. Our Board of Directors consults with our counsel to ensure that the Board’s determinations are consistent with all relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in applicable Nasdaq listing standards, as in effect from time to time.

Consistent with these considerations, after review of all relevant transactions or relationships between each director, or any of his family members, and Metabasis, our senior management and our independent auditors, our Board of Directors affirmatively has determined that all of our current directors are independent directors within the meaning of the applicable Nasdaq listing standards, except for Dr. Laikind, our former Chief Executive Officer, President and Secretary, and Dr. Erion, our President, Chief Executive Officer and Chief Scientific Officer. In making this determination, the Board found that except for Drs. Laikind and Erion, no such director or nominee for director has a material or other disqualifying relationship with Metabasis.

As required under applicable Nasdaq listing standards, our independent directors meet in regularly scheduled executive sessions at which only independent directors are present. All of the committees of our Board of Directors are comprised entirely of directors determined by the Board to be independent within the meaning of the applicable Nasdaq listing standards and free of any relationship that would impair his or her individual exercise of independent judgment with regard to Metabasis.

Information Regarding the Board of Directors and its Committees

Our Board of Directors has an Audit Committee, a Compensation Committee and a Corporate Governance and Nominating Committee. The following is membership and meeting information for each of these committees during the year ended December 31, 2008, as well as a description of each committee and its functions.

Name	Audit Committee		Compensation Committee(1)		Corporate Governance and Nominating Committee
Daniel D. Burgess, M.B.A.	X	*

Mark D. Erion, Ph.D.

Luke B. Evnin, Ph.D.					X

David F. Hale	X		X	*

Paul K. Laikind, Ph.D.

Arnold L. Oronsky, Ph.D.	X		X

William R. Rohn			X		X	*

George F. Schreiner, M.D., Ph.D.					X

Elizabeth Stoner, M.D.

Total meetings in fiscal year 2008	4		11		2

*	Committee Chairperson

(1)	The Compensation Committee acted by unanimous written consent five times in fiscal year 2008.

From time to time, our Board of Directors may also establish ad hoc committees to address specific areas as the need arises.

Audit Committee

The Audit Committee operates pursuant to a written charter that is available on our website at http://www.mbasis.com. The functions of the Audit Committee include, among other things:

•	reviewing, determining and pre-approving the engagement of our independent auditors to perform audit services and any permissible non-audit services,

•	reviewing our annual and quarterly financial statements and reports and discussing the statements and reports with our independent auditors and management,

•

reviewing with our independent auditors and management significant issues that arise regarding accounting principles and financial statement presentation, and matters concerning the scope, adequacy and effectiveness of our financial controls,

•	reviewing and approving transactions between Metabasis and any related persons,

•	reviewing the adequacy of its charter periodically, and

•	establishing procedures for the receipt, retention and treatment of complaints received by us regarding financial controls, accounting or auditing matters.

Three directors currently comprise the Audit Committee: Mr. Burgess (Chairman), Mr. Hale and Dr. Oronsky. Our Board of Directors has determined that Mr. Burgess qualifies as an “audit committee financial expert,” as defined in applicable Securities and Exchange Commission, or SEC, rules. The Board made a qualitative assessment of Mr. Burgess’s level of knowledge and experience based on a number of factors, including his formal education and experience as a chief executive officer and chief financial officer for public reporting companies.

Report of the Audit Committee of the Board of Directors

The material in this report is not “soliciting material,” is not deemed “filed” with the SEC, and is not to be incorporated by reference into any filing of Metabasis under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

The primary purpose of the Audit Committee is to oversee our financial reporting processes on behalf of our Board of Directors. The Audit Committee’s functions are more fully described in its charter, which is available on our website at http://www.mbasis.com. Management has the primary responsibility for our financial statements and reporting processes, including our systems of internal controls. In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed with management our audited financial statements as of and for the fiscal year ended December 31, 2008.

The Audit Committee reviewed with Ernst & Young LLP such matters as are required to be discussed with the Audit Committee under generally accepted auditing standards, including the matters required to be discussed by Statement on Auditing Standards No. 114, The Auditor’s Communication with Those Charged with Governance, as adopted by the Public Company Accounting Oversight Board, or PCAOB, in Rule 3200T. In addition, the Audit Committee discussed with Ernst & Young LLP their independence, and received from Ernst & Young LLP the written disclosures and the letter required by applicable requirements of the PCAOB regarding the Ernst & Young LLP’s communications with the Audit Committee concerning independence. Finally, the Audit Committee discussed with Ernst & Young LLP, with and without management present, the scope and results of Ernst & Young LLP’s audit of such financial statements.

Based on these reviews and discussions, the Audit Committee recommended to our Board of Directors that such audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2008 for filing with the SEC. The Audit Committee also has engaged Ernst & Young LLP as our independent auditors for the fiscal year ending December 31, 2009 and is seeking ratification of such selection by the stockholders.

Audit Committee

Daniel D. Burgess, M.B.A., Chairman

David F. Hale

Arnold L. Oronsky, Ph.D.

Compensation Committee

The Compensation Committee operates pursuant to a written charter that is available on our website at http://www.mbasis.com. The functions of the Compensation Committee include, among other things:

•

determining the compensation and other terms of employment of our executive officers, vice presidents and other employees that earn more than $200,000 annually, and reviewing and approving corporate performance goals and objectives relevant to such compensation,

•	recommending to our Board of Directors the type and amount of compensation to be paid or awarded to Board members,

•	reviewing, evaluating and recommending to our Board of Directors our equity incentive, compensation and other employee benefit plans,

•	with the assistance of management, administering our equity incentive, compensation and other employee benefit plans,

•	evaluating, approving and establishing policies with respect to equity compensation arrangements,

•	reviewing and approving the terms of any employment agreements, severance arrangements, change-in-control protections and any other compensatory arrangements for our executive officers,

•	reviewing the adequacy of its charter periodically, and

•	reviewing with management our Compensation Discussion and Analysis, if applicable, and considering whether to recommend that it be included in our proxy statements and other filings.

Three directors currently comprise the Compensation Committee: Mr. Hale (Chairman), Dr. Oronsky and Mr. Rohn.

Typically, the Compensation Committee meets several times annually. The agenda for each meeting is usually developed by the Chair of the Compensation Committee, in consultation with the Chief Executive Officer. The Compensation Committee meets regularly in executive session. However, from time to time, various members of management and other employees as well as outside advisors or consultants may be invited by the Compensation Committee to make presentations, provide financial or other background information or advice or otherwise participate in Compensation Committee meetings. The Chief Executive Officer may not participate in or be present during any deliberations or determinations of the Compensation Committee regarding his compensation or individual performance. The charter of the Compensation Committee grants it full access to all of our books, records, facilities and personnel, as well as authority to obtain, at our expense, advice and assistance from internal and external legal, accounting or other advisors and consultants and any other external resources that the Compensation Committee considers necessary or appropriate in the performance of its duties. In particular, the Compensation Committee has the authority to retain compensation consultants and obtain survey results to assist in its evaluation of executive and director compensation, including the authority to approve the consultant’s reasonable fees and other retention terms.

The Compensation Committee has the primary authority to review and approve compensation for our executive officers. In addition, the Compensation Committee, together with the remaining independent members of our Board of Directors, has the authority to review our Chief Executive Officer’s individual performance and compensation, as well as to establish and determine achievement of our annual corporate goals. Each year, the Compensation Committee and the remaining independent members of our Board of Directors review the compensation of our Chief Executive Officer, as well as his individual performance for the calendar year under review and our company’s overall performance relative to our corporate goals. The Compensation Committee also reviews compensation for the other executive officers on an annual basis and his or her individual performance for the calendar year under review. To aid the Compensation Committee’s review, our Chief Executive Officer provides a recommendation concerning the achievement of corporate goals and the performance and compensation of the executive officers, excluding himself. The Compensation Committee also reviews third party survey data for comparable companies and utilizes the services of an independent compensation consulting firm, as deemed necessary.

The Compensation Committee or our Board of Directors has authority to grant stock option awards to our executive officers. Annual stock option awards are generally made in connection with the Compensation Committee’s annual review of company performance and executive officer performance (and the annual review of our Chief Executive Officer’s performance by the independent members of our Board of Directors) during the first half of each year. The range of stock options granted to each executive officer is determined based upon equity incentive compensation information from our group of comparable companies.

Under its charter, the Compensation Committee also has the primary authority to review, at least annually, and recommend to the Board of Directors all compensation for our non-employee directors in connection with their service on our Board of Directors. Also under its charter, the Compensation Committee may form, and delegate authority to, subcommittees, as appropriate. The Compensation Committee has delegated authority to the Chief Executive Officer, Dr. Erion, and prior to December 2008, Dr. Laikind, our former Chief Executive Officer, to grant, without any further action required by the Compensation Committee, stock options to our employees who are not executive officers, vice presidents or other employees that earn more than $200,000 annually based on guidelines, developed in conjunction with our compensation consultant, were reviewed and approved by the Compensation Committee. The purpose of this delegation of authority is to enhance the flexibility of option administration and to facilitate the timely grant of options to non-executive employees, particularly new employees, within specified limits approved by the Compensation Committee. During the fiscal year ended December 31, 2008, Drs. Erion and Laikind exercised their authority to grant options to purchase an aggregate of 5,600 and 260,838 shares, respectively, to non-officer employees.

Compensation Committee Interlocks and Insider Participation

As indicated above, the Compensation Committee currently consists of Dr. Oronsky and Messrs. Hale and Rohn. No director who served as a member of the Compensation Committee during fiscal 2008 has ever been an officer or employee of ours. None of our executive officers currently serves, or has served during the last completed fiscal year, on the compensation committee or board of directors of any other entity that has one or more executive officers serving as a member of our Board of Directors or Compensation Committee.

Corporate Governance and Nominating Committee

The Corporate Governance and Nominating Committee operates pursuant to a written charter that is available on our website at http://www.mbasis.com. The functions of the Corporate Governance and Nominating Committee include, among other things:

•	developing and maintaining a current list of the functional needs of our company and qualifications of members of our Board of Directors,

•	evaluating director performance of our Board of Directors and applicable committees of the Board and determining whether continued service on the Board is appropriate,

•	interviewing, evaluating, nominating and recommending individuals for membership on our Board of Directors,

•	evaluating nominations by stockholders of candidates for election to our Board of Directors,

•	assisting the Compensation Committee, as requested, in determining the compensation for non-employee directors and evaluating the performance of the Chief Executive Officer,

•	periodically reviewing Metabasis’ officer succession plans and recommending to our Board of Directors individuals to succeed to officer positions,

•	overseeing and reviewing the processes and procedures for provision of information to our Board of Directors and its committees,

•	periodically reviewing the Metabasis Code of Business Conduct and Ethics,

•	considering questions of possible conflicts of interest of directors as such questions arise,

•	reviewing the adequacy of its charter periodically, and

•

recommending to our Board of Directors the establishment of such special committees as may be desirable or necessary from time to time in order to address ethical, legal, business or other matters that may arise.

Three directors currently comprise the Corporate Governance and Nominating Committee: Mr. Rohn (Chairman) and Drs. Evnin and Schreiner.

The Corporate Governance and Nominating Committee believes that candidates for director should have certain minimum qualifications, including being able to read and understand basic financial statements, being over 21 years of age and having the highest personal integrity and ethics. The Corporate Governance and

Nominating Committee also considers such factors as possessing relevant expertise upon which to be able to offer advice and guidance to management, having sufficient time to devote to our affairs, demonstrated excellence in his or her field, having the ability to exercise sound business judgment and having the commitment to rigorously represent the long-term interests of our stockholders. However, the Corporate Governance and Nominating Committee retains the right to modify these qualifications from time to time.

Candidates for director nominees are reviewed in the context of the current composition of our Board of Directors, our operating requirements and the long-term interests of our stockholders. In conducting this assessment, the Corporate Governance and Nominating Committee considers diversity, age, skills, and such other factors as it deems appropriate given the current needs of the Board and Metabasis, to maintain a balance of knowledge, experience and capability. In the case of incumbent directors whose terms of office are set to expire, the Corporate Governance and Nominating Committee reviews such directors’ overall service to us during their term, including the number of meetings attended, level of participation, quality of performance, and any other relevant considerations. In the case of new director candidates, the Corporate Governance and Nominating Committee also determines whether the nominee must be independent for Nasdaq purposes, which determination is based upon applicable Nasdaq listing standards, applicable SEC rules and regulations and the advice of counsel, if necessary. The Corporate Governance and Nominating Committee then uses its network of contacts and those of the independent members of our Board of Directors to compile a list of potential candidates, but may also engage, if it deems appropriate, a professional search firm. The Corporate Governance and Nominating Committee conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of our Board of Directors. The Corporate Governance and Nominating Committee meets to discuss and consider such candidates’ qualifications and then selects a nominee for recommendation to the Board.

The Corporate Governance and Nominating Committee will consider director candidates recommended by stockholders. The Corporate Governance and Nominating Committee does not intend to alter the manner in which it evaluates candidates, including the minimum criteria set forth above, based on whether or not the candidate was recommended by a stockholder or not. Stockholders who wish to recommend individuals for consideration by the Corporate Governance and Nominating Committee to become nominees for election to the Board at an annual meeting of stockholders must do so by delivering at least 120 days prior to the anniversary date of the mailing of the proxy statement for our last annual meeting of stockholders a written recommendation to the Corporate Governance and Nominating Committee at the following address: 11119 North Torrey Pines Road, La Jolla, California 92037. Each submission must set forth: the name and address of the stockholder on whose behalf the submission is made; the number of our shares that are owned beneficially by such stockholder as of the date of the submission; the full name of the proposed candidate; a description of the proposed candidate’s business experience for at least the previous five years; complete biographical information for the proposed candidate; and a description of the proposed candidate’s qualifications as a director. To date, the Corporate Governance and Nominating Committee has not received a director nominee from a stockholder or stockholders holding more than 5% of our voting stock.

Meetings of the Board of Directors and Board and Committee Member Attendance

Our Board of Directors met nine times and acted by unanimous written consent four times during fiscal 2008. Each Board member attended 75% or more of the aggregate of the meetings of the Board and of the committees on which he served, held during the period for which he was a director or committee member, respectively.

Stockholder Communications with the Board of Directors

Our Board of Directors has adopted a formal process by which our stockholders may communicate with the Board or individual directors. Information regarding this process is available on our website at http://www.mbasis.com.

CODE OF BUSINESS CONDUCT AND ETHICS

We have adopted a Code of Business Conduct and Ethics that applies to all of our officers, directors and employees. The Code of Business Conduct and Ethics is available on our website at http://www.mbasis.com. If we make any substantive amendments to the Code of Business Conduct and Ethics or grant any waiver from a provision of the Code of Business Conduct and Ethics to any executive officer or director, we will promptly disclose the nature of the amendment or waiver on our website, as well as via any other means then required by Nasdaq listing standards or applicable law.

ACCOUNTING AND AUDITING MATTERS OPEN DOOR POLICY

We have adopted an Accounting and Auditing Matters Open Door policy to facilitate the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters, as well as the confidential, anonymous submission by our employees of concerns regarding these matters. The Accounting and Auditing Matters Open Door Policy is available on our website at http://www.mbasis.com.

PROPOSAL 2

RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

The Audit Committee of our Board of Directors has engaged Ernst & Young LLP as our independent auditors for the fiscal year ending December 31, 2009 and is seeking ratification of such selection by our stockholders at the annual meeting. Ernst & Young LLP has audited our financial statements since 1997. Representatives of Ernst & Young LLP are expected to be present at the annual meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Neither our Bylaws nor other governing documents or law require stockholder ratification of the selection of Ernst & Young LLP as our independent auditors. However, the Audit Committee is submitting the selection of Ernst & Young LLP to our stockholders for ratification as a matter of good corporate practice. If our stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain Ernst & Young LLP. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in the best interests of Metabasis and our stockholders.

To be approved, the ratification of the selection of Ernst & Young LLP as our independent auditors must receive “For” votes from the majority of shares present and entitled to vote either in person or by proxy. Abstentions will be counted toward the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes will be counted towards a quorum, but will not be counted for any purpose in determining whether this matter has been approved.

Principal Accountant Fees and Services

In connection with the audit of our 2008 financial statements, our Audit Committee entered into an engagement agreement with Ernst & Young LLP which set forth the terms by which Ernst & Young LLP has performed audit services for Metabasis. That agreement is subject to alternative dispute resolution procedures.

The following table provides information regarding the aggregate fees billed to us by Ernst & Young LLP for the fiscal years ended December 31, 2008 and 2007. All fees described below were approved by the Audit Committee.

	Fiscal Year Ended December 31,
	2008	2007
Audit Fees(1)	$335,505	$327,500
Audit-related Fees(2)	12,500	2,300
Tax Fees(3)	68,500	18,150
All Other Fees	—	—

Total Fees	$416,505	$347,950

(1)	Represents fees for services rendered for the audit and/or reviews of our financial statements, including compliance with the Sarbanes-Oxley Act of 2002. Also includes fees for services associated with SEC registration statements, periodic reports and other documents filed with the SEC or other documents issued in connection with securities offerings (e.g., comfort letters and consents), and assistance in responding to SEC comment letters.

(2)	Represents fees for accounting and advisory services in connection with the adoption of newly issued accounting pronouncements and consultations on other technical accounting matters.

(3)	Represents fees for preparation of federal, state and local income tax returns and related schedules and calculations, as well as general consultation regarding federal and state income tax matters, employment tax matters and sales and use tax matters. Fees for 2008 also include the cost of an Internal Revenue Code 382 and 383 tax study.

Pre-Approval Policies and Procedures

The Audit Committee has adopted an Audit and Non-Audit Services Pre-Approval Policy, which sets forth the procedures and the conditions pursuant to which services proposed to be performed by our independent auditors are, or may be, pre-approved.

The Audit Committee has determined that the rendering of the services other than audit services by Ernst & Young LLP is compatible with maintaining the independence of Ernst & Young LLP.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF THE SELECTION OF ERNST & YOUNG LLP AS OUR INDEPENDENT AUDITORS FOR THE FISCAL YEAR ENDING DECEMBER 31, 2009.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table provides information regarding the beneficial ownership of our common stock as of February 15, 2009 by: (i) each of our directors and nominees for director, (ii) each of our executive officers named in our Summary Compensation Table, including two former executive officers, (iii) all of our directors and executive officers as a group, including two former executive officers, and (iv) each person, or group of affiliated persons, known by us to beneficially own more than 5% of our common stock. The table is based upon information supplied by our officers, directors and principal stockholders and a review of Schedules 13D and 13G, if any, filed with the SEC. Unless otherwise indicated in the footnotes to the table and subject to community property laws where applicable, we believe that each of the stockholders named in the table has sole voting and investment power with respect to the shares indicated as beneficially owned.

Applicable percentages are based on 35,152,359 shares outstanding on February 15, 2009, adjusted as required by rules promulgated by the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities. In addition, the rules include shares of common stock issuable pursuant to the exercise of stock options or warrants that are either immediately exercisable or exercisable on April 16, 2009, which is 60 days after February 15, 2009. These shares are deemed to be outstanding and beneficially owned by the person holding those options or warrants for the purpose of computing the percentage ownership of that person, but they are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

Name and Address of Beneficial Owner(1)	Number of Shares Beneficially Owned	Percentage of Shares Beneficially Owned

MPM Capital L.P. and its affiliates(2)	4,885,263	13.9%
200 Clarendon Street, 54th Floor Boston, Massachusetts 02116

Wellington Management Company, L.L.P.(3)	4,550,664	13.0%
75 State Street Boston, Massachusetts 02109

InterWest Management Partners VII, LLC and its affiliates(4)	4,272,362	12.0%
2710 Sand Hill Road, Second Floor Menlo Park, California 94025

Credit Suisse(5)	3,946,307	11.2%
Eleven Madison Avenue New York, New York 10010

Biotechnology Value Fund and its affiliates(6)	2,471,600	7.0%
900 North Michigan Avenue, Suite 1100 Chicago, Illinois 60611

Felix J. Baker, Julian C. Baker and their affiliates(7)	2,361,992	6.7%
667 Madison Avenue New York, NY 10065

Sicor Inc.	2,231,296	6.4%
1090 Horshem Road North Wales, Pennsylvania 19454

Luke B. Evnin, Ph.D.(2)(8)	4,943,596	14.0%

Arnold L. Oronsky, Ph.D.(4)(9)	4,330,695	12.2%

Paul K. Laikind, Ph.D.(10)	1,173,657	3.3%

Mark D. Erion, Ph.D.(11)(21)	744,924	2.1%

David F. Hale(12)	239,653	*

Edgardo Baracchini, Ph.D., M.B.A.(13)(21)	188,704	*

Daniel D. Burgess, M.B.A.(14)	58,333	*

William R. Rohn(15)	50,833	*

George F. Schreiner, M.D., Ph.D.(16)	20,555	*

Barry Gumbiner, M.D.(17)(21)	17,781	*

Elizabeth Stoner, M.D.(18)	8,403	*

Howard Foyt, M.D., Ph.D.(19)	6,475	*

All directors and officers as a group (12 persons)(20)(21)	11,783,609	32.2%

*	Less than one percent.

(1)	Except as otherwise noted above, the address for each person or entity listed in the table is c/o Metabasis Therapeutics, Inc., 11119 North Torrey Pines Road, La Jolla, CA 92037.

(2)	Based solely upon information provided to Metabasis by MPM Capital L.P. in March 2009. Includes 357,666 shares held by MPM BioVentures II, L.P., 3,241,318 shares held by MPM BioVentures II-QP, L.P., 1,141,113 shares held by MPM BioVentures GmbH & Co. Parallel- Beteiligungs KG and 74,628 shares held by MPM Asset Management Investors 2000B LLC. Also includes 70,538 shares MPM BioVentures II, L.P., MPM BioVentures II-QP, L.P., MPM BioVentures GmbH & Co. Parallel- Beteiligungs KG and MPM Asset Management Investors 2000 B LLC have the right to acquire from us within 60 days of February 15, 2009 pursuant to the exercise of warrants. MPM Capital L.P. is a direct or indirect parent and/or control person of MPM Asset Management II LLC, funds managed or advised by it (including MPM BioVentures II, L.P., MPM BioVentures II-QP, L.P., MPM BioVentures GmbH & Co. Parallel-Beteiligungs KG, and MPM Asset Management Investors 2000B LLC) and the general partners of such funds, and may be deemed to beneficially hold the securities owned by such entities. Dr. Evnin may be deemed to be a control person of MPM Capital L.P. as a result of his interest in Medical Portfolio Management LLC, the general partner of MPM Capital L.P. Dr. Evnin disclaims beneficial ownership of these shares except to the extent of his pecuniary interest in these entities.

(3)	Based solely upon information contained in the Schedule 13G filed with the SEC on February 17, 2009. Includes 4,550,664 shares held by Wellington Management Company, LLP of which 3,747,064 shares are subject to shared voting power and 4,550,664 shares are subject to shared dispositive power.

(4)	Based solely upon information provided to Metabasis by InterWest Partners in March 2009. Includes 3,717,282 shares held by InterWest Partners VII, L.P., 177,970 shares held by InterWest Investors VII, L.P. and 50,000 shares held by Harvey B. Cash, a managing director of InterWest Management Partners VII, LLC, the general partner of InterWest Partners VII, L.P. and InterWest Investors VII, L.P. Also includes 327,110 shares InterWest Partners VII, L.P. and InterWest Investors VII, L.P. have the right to acquire from us within 60 days of February 15, 2009 pursuant to the exercise of warrants. Dr. Oronsky is a managing director of InterWest Management Partners VII, LLC. Dr. Oronsky disclaims beneficial ownership of these shares except to the extent of his pecuniary interest in these entities. Harvey B. Cash maintains sole voting power of the 50,000 shares held by him.

(5)	Based upon information contained in the Schedule 13G filed with the SEC on February 18, 2009. Includes 3,863,423 shares held by Sprout Capital IX, L.P., DLJ Capital Corporation, Sprout IX Plan Investors, L.P., Sprout Entrepreneurs Fund, L.P. and Credit Suisse Securities USA, L.L.C. Includes 82,884 shares Sprout Capital IX, L.P. and its affiliates have the right to acquire from us within 60 days of February 15, 2009 pursuant to the exercise of warrants.

(6)	Based solely upon information contained in the Schedule 13G filed with the SEC on February 13, 2009. Includes 1,301,000 shares held by BVF Investments, L.L.C., 525,500 shares held by Biotechnology Value Fund, L.P., 363,000 shares held by Biotechnology Value Fund II, L.P. and 134,000 shares held by Investment 10, L.L.C. Also includes 149,100 shares BVF Investments, L.L.C., Biotechnology Value Fund, L.P., Biotechnology Value Fund II, L.P. and Investment 10, L.L.C. have the right to acquire from us within 60 days of February 15, 2009 pursuant to the exercise of warrants.

(7)	Based solely upon information contained in the Schedule 13G filed with the SEC on February 17, 2009. Includes 2,250,318 shares held by Baker Brothers Life Sciences, L.P., 667, L.P., Baker Bros. Investments II, L.P., FBB Associates, 14159, L.P. and Baker Tisch Investments, L.P. Also includes 111,674 Felix J. Baker and Julian C. Baker and their affiliates have the right to acquire from us within 60 days of February 15, 2009 pursuant to the exercise of warrants. Felix J. Baker and Julian C. Baker maintain shared voting and dispositive power over the shares.

(8)	Includes 58,333 shares that Dr. Evnin has the right to acquire from us within 60 days of February 15, 2009 pursuant to the exercise of stock options.

(9)	Includes 58,333 shares that Dr. Oronsky has the right to acquire from us within 60 days of February 15, 2009 pursuant to the exercise of stock options.

(10)	Dr. Laikind’s employment with us terminated in December 2008. Includes 466,437 shares that Dr. Laikind has the right to acquire from us within 60 days of February 15, 2009 pursuant to the exercise of stock options, 41,667 of which would be initially unvested and subject to a right of repurchase by us as of April 16, 2009 that would lapse over the vesting schedule. Also includes 3,662 shares purchased through participation in our 2004 Employee Stock Purchase Plan, or the 2004 ESPP.

(11)	Includes 517,408 shares held by the Erion Family Trust, 49,382 shares held by each of the Mark Erion 2002 Grantor Retained Annuity Trust and the Sonja Erion 2002 Grantor Retained Annuity Trust, and 15,089 shares held by each of the Derek Mark Erion 2003 Irrevocable Trust, the Renske Marie Erion 2003 Irrevocable Trust and the Karel Arnt Erion 2003 Irrevocable Trust. Also includes 75,958 shares that Dr. Erion has the right to acquire from us within 60 days of February 15, 2009 pursuant to the exercise of stock options. Also includes 7,527 shares purchased through participation in the 2004 ESPP.

(12)	Includes 47,226 shares held by the Hale Family Trust dated February 10, 1986 and 13,111 shares held by Hale BioPharma Ventures, L.L.C. Also includes 3,000 shares Hale BioPharma Ventures, L.L.C. has the right to acquire from us within 60 days of February 15, 2009 pursuant to the exercise of warrants. Also includes 176,316 shares that Mr. Hale has the right to acquire from us within 60 days of February 15, 2009 pursuant to the exercise of stock options, 13,889 of which would be initially unvested and subject to a right of repurchase by us as of April 16, 2009 that would lapse over the vesting schedule.

(13)	Includes 39,750 shares held by the Edgardo and Suzanne Baracchini Living Trust Dated, April 22, 1998. Also includes 3,039 shares held by the Gabriella Baracchini Irrev. Trust and 3,038 shares held by the Alexander Baracchini Irrev. Trust. Also includes 142,877 shares that Dr. Baracchini has the right to acquire from us within 60 days of February 15, 2009 pursuant to the exercise of stock options.

(14)	Represents 58,333 shares that Mr. Burgess has the right to acquire from us within 60 days of February 15, 2009 pursuant to the exercise of stock options.

(15)	Represents 50,833 shares that Mr. Rohn has the right to acquire from us within 60 days of February 15, 2009 pursuant to the exercise of stock options.

(16)	Represents 20,555 shares that Dr. Schreiner has the right to acquire from us within 60 days of February 15, 2009 pursuant to the exercise of stock options.

(17)	Includes 6,891 shares Dr. Gumbiner purchased through participation in the 2004 ESPP. Also includes 10,890 shares that Dr. Gumbiner has the right to acquire from us within 60 days of February 15, 2009 pursuant to the exercise of stock options.

(18)	Represents 8,403 shares that Dr. Stoner has the right to acquire from us within 60 days of February 15, 2009 pursuant to the exercise of stock options.

(19)	Dr. Foyt’s employment with us terminated in November 2008.

(20)	Includes 1,127,268 shares pursuant to the exercise of stock options within 60 days of February 15, 2009, 55,556 of which would be initially unvested and subject to a right of repurchase by us as of April 16, 2009 that would lapse over the vesting schedule, and 400,648 shares pursuant to the exercise of warrants within 60 days of February 15, 2009.

(21)	Amounts give effect to options exchanged under our offer to exchange stock options, or the Option Exchange, completed by us in January 2009. For a discussion of the Option Exchange, see Note 14, “Subsequent Events,” to our Notes to Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2008.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers, and persons who own more than 10% of a registered class of our equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and other equity securities. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.

To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, during the fiscal year ended December 31, 2008, all Section 16(a) filing requirements applicable to our officers, directors and greater than 10% beneficial owners were complied with.

COMPENSATION OF DIRECTORS

The following table sets forth in summary form information concerning the compensation that we paid or awarded during the fiscal year ended December 31, 2008 to each of our non-employee directors:

Name	Fees Earned or Paid in Cash ($)	Option Awards(1)(2) ($)	Total ($)
David F. Hale, Chairman	147,457	206,439	353,896
Daniel D. Burgess, M.B.A.	40,000	27,726	67,726
Arnold L. Oronsky, Ph.D.	35,750	27,726	63,476
William R. Rohn	36,750	27,726	64,476
Luke B. Evnin, Ph.D.	29,250	27,726	56,976
George F. Schreiner, M.D., Ph.D.	29,500	40,299	69,799
Elizabeth Stoner, M.D.	20,333	8,120	28,453

(1)	The amounts shown are the compensation cost recognized by us in 2008 related to grants of stock options made during 2008 and in prior years that continued to vest during fiscal 2008, as prescribed under Statement of Financial Accounting Standard No. 123R, or SFAS No. 123R. For a discussion of valuation assumptions, see Note 4, “Stock-Based Compensation,” to our Notes to Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2008.

(2)	The following table sets forth the aggregate number of shares subject to option awards as of December 31, 2008.

Name	Date of Option Awards	Number of Shares of Stock Underlying Options(#)	Exercise Price of Option Awards($)
David F. Hale, Chairman	November 7, 2006(+)	100,000	7.61
	June 1, 2007	10,000	8.04
	June 10, 2008	10,000	1.79
	December 11, 2008(+)	150,000	0.45

	Total as of December 31, 2008	270,000

Daniel D. Burgess, M.B.A.	March 30, 2004	6,584	1.46
	June 1, 2007	10,000	8.04
	June 10, 2008	10,000	1.79

	Total as of December 31, 2008	26,584

Arnold L. Oronsky, Ph.D.	June 1, 2007	10,000	8.04
	June 10, 2008	10,000	1.79

	Total as of December 31, 2008	20,000

William R. Rohn	June 1, 2007	10,000	8.04
	June 10, 2008	10,000	1.79

	Total as of December 31, 2008	20,000

Luke B. Evnin, Ph.D.	June 1, 2007	10,000	8.04
	June 10, 2008	10,000	1.79

	Total as of December 31, 2008	20,000

George F. Schreiner, M.D., Ph.D.	June 1, 2007	20,000	8.04
	June 10, 2008	10,000	1.79

		30,000

Elizabeth Stoner, M.D.	April 23, 2008	20,000	2.41
	December 11, 2008(*)	10,000	0.45

	Total as of December 31, 2008	30,000

(+)	In November 2006 in connection with Mr. Hale’s appointment as Chairman of the Board, he received an option to purchase 100,000 shares of our common stock under our 2001 Amended and Restated Equity Incentive Plan, or the 2001 EIP. This option vests monthly in equal increments over a 36 month period for so long as Mr. Hale continues to serve as Chairman and does not accept employment with any other company or organization which the Board determines is inconsistent with his duties as Chairman. In December 2008 in connection with Mr. Hale’s continued service as our Chairman of the Board, he received an option to purchase 150,000 shares of our common stock under our 2001 EIP. This option vests monthly in equal increments over a 36 month period.

(*)

In December 2008 in connection with Dr. Stoner’s appointment to our scientific advisory board, she received an option to purchase 10,000 shares of our common stock under our 2001 EIP. This option award vests over four years as follows:  1/4th of the shares vest upon the first anniversary of the grant date and  1/48th vest monthly thereafter.

Each of our non-employee directors receives cash compensation in the form of an annual retainer of $20,000, plus $10,000 for the Chair of the Audit Committee, $5,000 for the Chair of the Compensation Committee and $2,500 for the Chair of the Nominating and Corporate Governance Committee. Mr. Hale receives an additional annual retainer of $200,000 for his services as Chairman of the Board. Each non-employee director also receives $1,500 for each in-person Board of Directors meeting attended and $500 for each telephonic Board of Directors meeting attended. In addition, committee members will receive $750 for each in-person committee meeting attended and $500 for each telephonic committee meeting attended. We also reimburse our non-employee directors for their reasonable expenses incurred in attending meetings of our Board of Directors and committees of the Board.

Each of our non-employee directors receives stock option grants under our 2004 Non-Employee Directors’ Stock Option Plan, or the Directors’ Plan. Only our non-employee directors or an affiliate of such directors (as defined in the Internal Revenue Code) are eligible to receive options under the Directors’ Plan. Options granted under the Directors’ Plan are intended by us not to qualify as incentive stock options under the Internal Revenue Code.

Option grants under the Directors’ Plan are non-discretionary. Any person who becomes a non-employee director automatically receives an option to purchase 20,000 shares of common stock upon his or her election. In addition, any person who is a non-employee director on the date of each annual meeting of our stockholders will be automatically granted, on the annual meeting date, an option to purchase 10,000 shares of common stock. However, the size of this annual grant made to a non-employee director who has served for less than 12 months at the time of the annual meeting will be reduced by 25% for each full quarter prior to the date of grant during which such person did not serve as a non-employee director. No other stock options may be granted at any time under the Directors’ Plan. In December 2008, Mr. Hale received a discretionary option of 150,000 shares under the 2001 EIP, which vests ratably over 36 months, for his continued service as Chairman of our Board of Directors.

Unless the terms of an optionholder’s stock option agreement provide for earlier termination, if an optionholder’s service relationship with us, or any affiliate of ours, ceases due to disability or death, the optionholder, or his or her beneficiary, may exercise any vested options up to 12 months, or 18 months in the event of death, after the date such service relationship ends. If an optionholder’s service relationship with us, or any affiliate of ours, ceases without cause for any reason other than disability or death, the optionholder may exercise any vested options up to three months from cessation of service, unless the terms of the stock option agreement provide for earlier or later termination.

In the event of certain corporate transactions, any or all outstanding options under the Directors’ Plan may be assumed or substituted for by any surviving entity. If the surviving entity elects not to assume or substitute for all such options, the vesting provisions of the options not assumed or substituted for and held by participants whose continuous service has not terminated will be accelerated and such options will be terminated if not exercised prior to the effective date of the corporate transaction. In the event of a change in our control, the vesting provisions of all outstanding options under the Directors’ Plan will be accelerated and such options will be terminated if not exercised prior to 12 months after the effective date of the change in our control.

The exercise price of stock options granted under the Directors’ Plan is equal to 100% of the fair market value of the common stock on the date of grant. Fair market value under the Directors’ Plan is defined as the closing price of our common stock on the date of grant (or if the date of grant is not a trading day, then the closing price on the trading day immediately prior to the date of grant). Initial grants (i.e., those made upon a non-employee director’s election to our Board of Directors) vest at the rate of  1/36th each month after the date of grant. Annual grants vest at the rate of  1/12th each month after the date of grant. In general, the term of stock options granted under the Directors’ Plan may not exceed ten years.

Acceptable consideration for the purchase of common stock issued under the Directors’ Plan may include cash or check, common stock previously owned by the optionholder or a program developed under Regulation T as promulgated by the Federal Reserve Board. Generally, an optionholder may not transfer a stock option other than by will or the laws of descent and distribution. An optionholder may transfer an option with our written consent provided a Form S-8 registration statement is available for the exercise of the option and the subsequent resale of the shares. However, an optionholder may designate a beneficiary who may exercise the option following the optionholder’s death.

COMPENSATION OF EXECUTIVE OFFICERS

Summary of Compensation

The following table sets forth in summary form information concerning the compensation that we paid during the years ended December 31, 2008 and 2007 to our Chief Executive Officer and our two other most highly compensated executive officers who earned more than $100,000 during the year ended December 31, 2008 and those individuals that would have been our two other most highly compensated executive officers had they been with us at December 31, 2008. We refer to these officers in this proxy statement as the “Named Executive Officers.”

Summary Compensation Table

Named Executive Officer	Year	Salary (1)($)	Bonus (2)($)	Stock Awards (3)($)	Option Awards (4)($)	Non-Equity Incentive Plan Compensation (5)($)	All Other Compensation (6)($)	Total ($)

Mark D. Erion, Ph.D.	2008	348,343	50,000	—	246,476	—	—	644,819
President, Chief Executive Officer and Chief Scientific Officer	2007	325,000	—	36,162	526,554	111,267	—	998,983

Edgardo Baracchini, Ph.D., M.B.A.	2008	274,835	—	—	214,612	—	—	489,447
Senior Vice President of Business Development	2007	263,000	—	—	295,732	75,582	—	634,314

Barry Gumbiner	2008	241,002	—	—	105,910	—	—	346,912
Vice President of Clinical Development and Chief Medical Officer	2007	225,100	—	—	72,786	28,690	—	326,576

Paul K. Laikind, Ph.D.(7)	2008	380,186	—	—	363,306	—	546,995	1,290,487
Former President, Chief Executive Officer and Secretary	2007	379,000	—	39,060	695,604	154,632	—	1,268,296

Howard Foyt, M.D., Ph.D.(8)	2008	225,324	—	—	266,368	—	337,253	828,945
Former Vice President of Clinical Development and Chief Medical Officer	2007	240,300	—	—	128,310	71,582	—	440,192

(1)	The amounts shown represent base salaries on an annualized basis, with the exception of Dr. Foyt, whose 2008 salary reflects a pro-rata amount earned based on his termination of employment in November 2008. Dr. Erion’s base salary increased from $344,500 to $400,000 when he was promoted to President and Chief Executive Officer in December 2008, and Dr. Gumbiner’s base salary increased from $235,800 to $275,000 when he was promoted to Vice President of Clinical Development and Chief Medical Officer in November 2008.

(2)	The amount shown represents a discretionary payment of $50,000 made to Dr. Erion in connection with his promotion to President and Chief Executive Officer in December 2008.

(3)	The amounts shown are the compensation cost recognized by us in fiscal 2007 related to awards of restricted stock made in prior years that continued to vest during fiscal 2007, as permitted under SFAS No. 123R. These awards were fully vested in fiscal 2007, therefore, no compensation cost was recognized by us in fiscal 2008. For a discussion of valuation assumptions, see Note 4, “Stock- Based Compensation,” to our Notes to Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2008. In 2003, awards of 214,307 and 198,432 shares of previously vested common stock held by Drs. Laikind and Erion, respectively, were tendered to us on June 30, 2003 and subjected to a new monthly vesting schedule over a four-year period beginning on that date. These shares were tendered in part as repayment for outstanding principal and interest on loans we made to Drs. Laikind and Erion in connection with their purchase of our common stock in June 1999, the outstanding amount of which at June 30, 2003 was equal to $229,374 and $206,438, respectively.

(4)

The amounts shown are the compensation cost recognized by us in fiscal 2008 and 2007 related to awards of stock options made during fiscal 2008 and in prior years that continued to vest during fiscal 2008 and 2007, as prescribed under SFAS No. 123R. For a discussion of valuation assumptions, see Note 4, “Stock-Based Compensation,” to our Notes to Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2008. The following table sets forth the compensation cost of each option award reported in this column, as calculated under SFAS No. 123R:

Named Executive Officer	Date of Option Award	No. of Shares of Stock Underlying Options(a)	Exercise Price ($)	Fiscal Year Compensation Cost ($)
				2008	2007
Mark D. Erion, Ph.D.	October 17, 2003	40,958	1.46	—	88,856
	March 19, 2006	75,000	9.03	111,259	118,238
	March 7, 2007	75,000	7.55	94,292	79,025
	April 2, 2008	90,000	2.10	25,232	—
	August 4, 2008	75,000	1.46	15,033	—
	December 11, 2008	150,000	0.45	660	—

Edgardo Baracchini, Ph.D., M.B.A.	October 17, 2003	27,995	1.46	—	60,742
	March 4, 2004	9,876	1.46	4,477	26,863
	May 19, 2004	27,305	1.46	28,018	74,715
	May 18, 2005	13,653	2.65	5,589	5,485
	December 9, 2005	4,368	6.88	5,120	5,033
	March 19, 2006	37,300	9.03	54,608	58,703
	March 7, 2007	60,000	7.55	75,729	64,191
	April 2, 2008	75,000	2.10	21,026	—
	August 4, 2008	100,000	1.46	20,045	—

Barry Gumbiner, M.D.	September 29, 2006	50,000	5.85	46,664	46,728
	March 21, 2007	27,875	7.24	33,514	26,058
	February 1, 2008	27,875	2.46	11,258	—
	February 1, 2008	11,708	2.46	9,382	—
	April 1, 2008	5,575	2.12	1,583	—
	August 1, 2008	17,290	1.35	3,268	—
	November 12, 2008	15,000	0.67	241	—

Paul K. Laikind, Ph.D.	October 17, 2003	61,437	1.46	—	133,283
	March 19, 2006	125,000	9.03	187,112	197,282
	March 7, 2007	100,000	7.55	125,730	105,139
	April 2, 2008	180,000	2.10	50,464	—

Howard Foyt, M.D., Ph.D.	January 23, 2006	62,806	9.00	167,193	99,989
	March 7, 2007	29,400	7.24	63,972	28,321
	April 2, 2008	40,000	2.10	23,742	—
	August 4, 2008	18,568	1.46	11,461	—

(a)	As described in Note 14, “Subsequent Events,” to our Notes to Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2008, on January 29, 2009, we completed an offer to exchange certain outstanding options to purchase shares of our common stock that were originally granted under our 2001 EIP and that had an exercise price that was equal to or greater than $1.50 per share, for replacement options to purchase shares of our common stock at an exercise price of $1.00 per share. We refer to this as the Option Exchange. Subject to the participant’s continued service with us, 25% of the shares underlying the replacement options vest six months after the date of grant of the replacement options and the remaining 75% of the shares vest in equal monthly installments beginning on the date of grant of the replacement options so that the replacement options will be vested in full three years from the grant date of the replacement options. The Named Executive Officers participated in the Option Exchange as follows: (i) Dr. Erion exchanged 240,000 options shown above for 240,000 replacement options; (ii) Dr. Baracchini exchanged 190,321 options shown above for 190,321 replacement options; and (iii) Dr. Gumbiner exchanged 123,033 options shown above for 123,033 replacement options. The amounts shown in the table above are as of December 31, 2008, and therefore, do not reflect the Option Exchange.

(5)	These amounts represent bonuses earned during the fiscal year under our Management Incentive Plan. Annual bonuses earned during a fiscal year are paid in the first half of the subsequent fiscal year. The Compensation Committee determined no bonuses will be paid under the Management Incentive Plan for the 2008 fiscal year.

(6)	In accordance with the rules of the SEC, the compensation described in this table does not include various perquisites and other benefits received by a Named Executive Officer which do not exceed $10,000 in the aggregate. For Dr. Laikind, the amount shown includes $537,403 of severance earned in connection with his termination of employment in December 2008, $3,875 in car allowance payments, $4,747 in contributions by us to Dr. Laikind’s 401(k) plan and $990 in term life insurance premiums. For Dr. Gumbiner, the amount shown includes $8,944 in relocation costs and $22,402 related to a tax gross-up payment. For Dr. Foyt, the amount shown includes $331,571 in severance earned in connection with his termination of employment in November 2008, $4,774 in contributions by us to Dr. Foyt’s 401(k) plan and $908 in term life insurance premiums.

(7)	Dr. Laikind’s employment with us terminated in December 2008.

(8)	Dr. Foyt’s employment with us terminated in November 2008.

Employment, Severance and Change of Control Agreements

Offer Letters

We have entered into offer letters with the following executive officers setting forth their respective base salary, bonus eligibility and other employment benefits: Mr. Nguyen and Drs. Baracchini and Gumbiner. We have not entered into an offer letter with Dr. Erion. Each executive officer’s employment is on an “at-will” basis and can be terminated by us or the officer at any time, for any reason and with or without notice, subject where applicable to the severance agreements described in Severance Agreements.

Proprietary Information and Inventions Agreements

Each executive officer has also entered into a standard form agreement with respect to proprietary information and inventions. Among other things, this agreement obligates the officer to refrain from disclosing any of our confidential information received during the course of employment and, with some exceptions, to assign to us any inventions conceived or developed during the course of employment.

Severance Agreements

Given the early stage of our company, the risk profile of the industry sector we participate in and the range of strategic initiatives we may explore, we believe that reasonable severance benefits should be provided to certain of our executive officers. We believe severance programs should reflect the fact that it may be difficult for our officers and key employees to find comparable employment within a short amount of time in the event of termination for good reason, without cause or in connection with a restructuring or reduction in force, all of which are generally beyond the control of a terminated employee and terminations that under different circumstances may not have occurred. The severance programs are intended to ease the consequences to an employee of an unexpected termination of employment. Metabasis benefits by requiring a general release from terminated employees that are entitled to severance benefits. Option acceleration upon terminations in connection with a change in control is intended to mitigate the distraction and loss of key management personnel that may occur in connection with rumored or actual fundamental corporate changes. Such payments protect stockholder interests by enhancing employee focus during rumored or actual change in control activity through incentives to remain with Metabasis despite uncertainties while a transaction is under consideration or pending, assurance of severance and benefits for terminated employees and access to the equity component of total compensation after a change in control. Currently, our executive officers and certain key employees maintain such agreements. All of the agreements provide for a varying combination of cash, continued insurance benefits, outplacement services and acceleration of vesting on outstanding stock option awards.

The agreements we maintain with certain of our executive officers provide for the following compensation in the event of termination for reasons other than cause:

•	Cash severance equal to 12 months salary plus a cash payment equal to the average of the prior three years’ bonus payments,

•	Accelerated vesting of 12 additional months of all unvested stock options and shares of restricted stock,

•

Continued group disability insurance, group life insurance and group health benefits for a period of up to 12 months with the option to convert the group disability and group life insurance policies into individual polices, and

•	Outplacement services for up to six months.

In addition, total severance compensation due to the officer may be adjusted downward to ensure the best after-tax benefit to the officer if any portion of the benefits paid would be nondeductible under section 280G of the Internal Revenue Code. In the event of a termination for reasons other than cause or as a result of a restructuring or reduction in force, or resignation for good reason, within 12 months following a change in control, the officers will be entitled to an acceleration of vesting of all unvested stock options and shares of restricted stock.

Good reason is generally defined within these agreements as the occurrence of any of the following events: demotion or significant reduction in responsibilities; reduction in total compensation outside of a company-wide compensation reduction; or relocation of principal place of work by a distance of 50 miles or more. Cause is generally defined within these agreements as the occurrence of any of the following events: significant or continuing failure to perform employment duties; gross misconduct or fraud; or conviction of, or plea of “guilty” or “no contest” to, a non-vehicular felony.

Outstanding Equity Awards at Year-End

The following table provides information regarding all outstanding equity awards held by each of our Named Executive Officers as of December 31, 2008. Options listed in the table permit early exercise of unvested shares, in which case all unvested shares are subject to repurchase by us. There were no outstanding unvested stock awards held by our Named Executive Officers as of December 31, 2008.

	Option Awards(1)(2)
Named Executive Officer	Number of Securities Underlying Unexercised Options(#) Exercisable	Number of Securities Underlying Unexercised Options(#) Unexercisable	Option Exercise Price ($)	Option Expiration Date
Mark D. Erion, Ph.D.	40,958	—	1.46	October 16, 2013
	75,000	23,438	9.03	March 19, 2016
	75,000	42,188	7.55	March 7, 2017
	—	90,000	2.10	April 2, 2018
	12,500	62,500	1.46	August 4, 2018
	—	150,000	0.45	December 11, 2018

Edgardo Baracchini, Ph.D., M.B.A.	36,437	—	1.46	July 22, 2012
	27,995	—	1.46	October 16, 2013
	9,876	—	1.46	March 3, 2014
	27,305	—	1.46	May 18, 2014
	13,653	284	2.65	May 18, 2015
	4,368	819	6.88	December 9, 2015
	37,300	11,657	9.03	March 19, 2016
	60,000	33,750	7.55	March 7, 2017
	—	75,000	2.10	April 2, 2018
	16,667	83,333	1.46	August 4, 2018

Barry Gumbiner, M.D.	50,000	21,876	5.85	September 29, 2016
	27,875	15,680	7.24	March 21, 2017
	—	27,875	2.46	February 1, 2018
	—	11,708	2.46	February 1, 2018
	—	5,575	2.12	April 1, 2018
	2,882	14,408	1.35	August 1, 2018
	—	15,000	0.67	November 12, 2018

Paul K. Laikind, Ph.D.	61,437	—	1.46	October 16, 2013
	125,000	10,417	9.03	March 19, 2016
	100,000	31,250	7.55	March 7, 2017
	75,000	105,000	2.10	April 2, 2018

Howard Foyt, M.D., Ph.D.	58,881	—	9.00	February 12, 2009
	18,987	—	7.24	February 12, 2009
	15,833	—	2.10	February 12, 2009
	11,605	—	1.46	February 12, 2009

(1)

Each of the option awards vest over four years as follows:  1/4th of the shares vest upon the first anniversary of the grant date and  1/48th vest monthly thereafter, except for option awards expiring on August 1, 2018 and August 4, 2018, which vest monthly over two years, and Dr. Gumbiner’s option award of 11,708 shares expiring on February 1, 2018, 100% of which vests upon the second anniversary of the grant date.

(2)

As described in Note 14, “Subsequent Events,” to our Notes to Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2008, on January 29, 2009, we completed an offer to exchange certain outstanding options to purchase shares of our common stock that were originally granted under our 2001 EIP and that had an exercise price that was equal to or greater than $1.50 per share, for replacement options to purchase shares of our common stock at an exercise price of $1.00 per share. We refer to this as the Option Exchange. Subject to the participant’s continued service with us, 25% of the shares underlying the replacement options vest six months after the date of grant of the replacement options and the remaining 75% of the shares vest in equal monthly installments beginning on the date of grant of the replacement options so that the replacement options will be vested in full three years from the grant date of the replacement options. The Named Executive Officers participated in the Option Exchange as follows: (i) Dr. Erion exchanged 240,000 options shown above for 240,000 replacement options; (ii) Dr. Baracchini exchanged 190,321 options shown above for 190,321 replacement options; and (iii) Dr. Gumbiner exchanged 123,033 options shown above for 123,033 replacement options. The amounts shown in the table above are as of December 31, 2008, and therefore, do not reflect the Option Exchange.

Equity Compensation Plan Information

The following table provides certain information as of December 31, 2008, with respect to all of our equity compensation plans in effect on that date.

	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for issuance under equity compensation plans (excluding securities reflected in column)
Equity compensation plans approved by stockholders	7,698,767	$2.94	3,136,459
Equity compensation plans not approved by stockholders	—	—	—

Total	7,698,767	$2.94	3,136,459

(1)	Includes the 2001 EIP, the Directors’ Plan and the 2004 ESPP. 1,434,765 shares under column (c) are attributable to the 2004 ESPP.

(2)	As of December 31, 2008, we did not have any equity compensation plans that were not approved by our stockholders.

POLICIES AND PROCEDURES WITH RESPECT TO RELATED PARTY TRANSACTIONS

Our Related-Person Transactions Policy sets forth our policies and procedures regarding the identification, review, consideration and approval or ratification of “related-person transactions.” For purposes of our policy only, a “related-person transaction” is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which Metabasis and any “related person” are participants involving an amount that exceeds $120,000. Transactions involving compensation for services provided to us as an employee, director, consultant or in a similar capacity by a related person are not covered by this policy. A related person is any executive officer, director, or more than 5% stockholder of Metabasis, including any of their immediate family members, and any entity owned or controlled by such persons.

Under the policy, where a transaction has been identified as a related-person transaction, management must present information regarding the proposed related- person transaction to the Audit Committee (or, where Audit Committee approval would be inappropriate, to another independent body of the board) for consideration and approval or ratification. The presentation must include a description of, among other things, the material facts, the interests, direct and indirect, of the related persons, the benefits to Metabasis of the transaction and whether any alternative transactions were available. To identify related-person transactions in advance, we rely on information supplied by our executive officers, directors and certain significant stockholders. In considering related-person transactions, the Audit Committee takes into account the relevant available facts and circumstances including, but not limited to (a) the risks, costs and benefits to Metabasis, (b) the impact on a director’s independence in the event the related person is a director, immediate family member of a director or an entity with which a director is affiliated, (c) the terms of the transaction, (d) the availability of other sources for comparable services or products and (e) the terms available to or from, as the case may be, unrelated third parties or to or from employees generally. In the event a director has an interest in the proposed transaction, the director must recuse himself or herself from the deliberations and approval. The policy requires that, in determining whether to approve or ratify a related- person transaction, the Audit Committee look at, in light of known circumstances, whether the transaction is, or is not inconsistent with, the best interests of Metabasis and its stockholders, as the Audit Committee determines in the good faith exercise of its discretion.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Our bylaws provide that we will indemnify our directors and executive officers, and may indemnify other officers, employees and other agents, to the fullest extent permitted by law. Our bylaws also permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in connection with their services to us, regardless of whether our amended and restated bylaws permit such indemnification. We have obtained a policy of directors’ and officers’ liability insurance.

We have entered, and intend to continue to enter, into indemnification agreements with our directors and executive officers, in addition to the indemnification provided for in our bylaws. These agreements, among other things, require us to indemnify our directors and executive officers for certain expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by a director or executive officer in any action or proceeding arising out of their services as one of our directors or executive officers, or any of our subsidiaries or any other company or enterprise to which the person provides services at our request.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers, banks or other agents) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of broker, banks or other agents with account holders who are stockholders of Metabasis will be “householding” our proxy materials. A single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker, bank or other agent that it will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report, please notify your broker, bank or other agent, and direct a written request for the separate proxy statement and annual report to 11119 North Torrey Pines Road, La Jolla, CA 92037, Attn: Secretary, or contact Mr. Nguyen at (858) 622-3909. Stockholders whose shares are held by their broker, bank or other agent as nominee and who currently receive multiple copies of the proxy statement at their address that would like to request “householding” of their communications should contact their broker, bank or other agent.

OTHER MATTERS

Our Board of Directors knows of no other matters that will be presented for consideration at the annual meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors

David F. Hale

Chairman of the Board

La Jolla, California

June 10, 2009

A copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2008 filed with the SEC is available without charge upon written request to: 11119 North Torrey Pines Road, La Jolla, CA 92037, Attn: Corporate Secretary.

METABASIS THERAPEUTICS, INC.

11119 North Torrey Pines Road

La Jolla, CA 92037

PROXY SOLICITED BY THE BOARD OF DIRECTORS

FOR THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JUNE 23, 2009

The undersigned hereby appoints Mark D. Erion, Ph.D. and Tran B. Nguyen, M.B.A., and each of them, as attorneys and proxies of the undersigned, with full power of substitution, to vote all of the shares of stock of Metabasis Therapeutics, Inc. which the undersigned may be entitled to vote at the 2009 Annual Meeting of Stockholders of Metabasis Therapeutics, Inc. to be held on June 23, 2009 at 9:00 a.m. local time at the corporate headquarters of the Company located at 11119 North Torrey Pines Road, La Jolla, CA 92037 and at any and all postponements, continuations and adjournments thereof, with all powers that the undersigned would possess if personally present, upon and in respect of the following matters and in accordance with the following instructions, with discretionary authority as to any and all other matters that may properly come before the meeting.

UNLESS A CONTRARY DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR ALL NOMINEES LISTED IN PROPOSAL 1 AND FOR PROPOSAL 2, AS DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT. IF SPECIFIC INSTRUCTIONS ARE INDICATED, THIS PROXY WILL BE VOTED IN ACCORDANCE THEREWITH.

VOTING INSTRUCTIONS:

VOTE BY MAIL: Complete, sign, date and promptly return this proxy card in the postage-paid envelope provided.

VOTE BY PHONE: Dial toll-free 1-800-PROXIES using any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on June 22, 2009. Have your proxy card in hand when you call. You will be prompted to enter your 12-digit control number, which is located below and then follow the simple recorded instructions provided.

VOTE BY INTERNET: Go to http://www.voteproxy.com to transmit your voting instruction and for electronic delivery of information up until 11:59 P.M. Eastern Time on June 22, 2009. Have your proxy card in hand when you access the web site. You will be prompted to enter your 12-digit control number, which is located below, to obtain your records and to create an electronic voting instruction form.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF EACH NOMINEE NAMED BELOW.

Proposal 1:	To elect four Class II directors to hold office until our 2012 Annual Meeting of Stockholders.

☐ FOR the nominees listed below (except as marked to the contrary below).	☐ WITHHOLD authority to vote for the nominees listed below.

Nominees: Mark D. Erion, Ph.D., Arnold L. Oronsky, Ph.D., William R. Rohn and Elizabeth Stoner, M.D.

To withhold authority to vote for any individual nominee, write the name of such nominee below:

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF THE SELECTION OF ERNST & YOUNG LLP AS OUR INDEPENDENT AUDITORS FOR THE FISCAL YEAR ENDING DECEMBER 31, 2009.

Proposal 2:	To ratify the selection by the Audit Committee of our Board of Directors of Ernst & Young LLP as our independent auditors for the fiscal year ending December 31, 2009.

☐ FOR	☐ AGAINST	☐ ABSTAIN

DATED

SIGNATURE(S)

Please sign exactly as your name appears hereon. If the stock is registered in the names of two or more persons, each should sign. Executors, administrators, trustees, guardians and attorneys-in-fact should add their titles. If signer is a corporation, please give full corporate name and have a duly authorized officer sign, stating title. If signer is a partnership, please sign in partnership name by authorized person.

Please vote, date and promptly return this proxy in the enclosed return envelope which is postage prepaid if mailed in the United States.